UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 18, 2014

Zygo Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	0-12944 (Commission File Number)	06-0864500 (IRS Employer Identification No.)
Laurel Brook Road, Middlefield, Connecticut (Address of principal executive offices)		06455-0448 (Zip Code)
Registrant’s telephone number, including area code: (860) 347-8506
Not applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 18, 2014, Zygo Corporation (“Zygo”) held a special meeting of stockholders (the “Special Meeting”) to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of April 10, 2014 (as it may be amended from time to time, the “Merger Agreement”), by and among AMETEK, Inc. (“AMETEK”), AMETEK Matterhorn, Inc., a wholly owned subsidiary of AMETEK (“Merger Sub”) and Zygo, pursuant to which Merger Sub will, subject to the terms and conditions set forth therein, merge with and into Zygo (the “Merger”), with Zygo continuing as the surviving corporation and a wholly owned subsidiary of AMETEK; (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement; and (iii) a proposal to approve, by non-binding advisory vote, certain compensation arrangements for Zygo’s named executive officers in connection with the Merger.

The proposal to adopt the Merger Agreement was approved by Zygo’s stockholders. The final report of the votes for this proposal was as follows:

For	Against	Abstain	Broker Non-Votes
16,404,709	129,311	48,624	0

As a result of the above, the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement was mooted.

The proposal to approve, by non-binding advisory vote, certain compensation arrangements for Zygo’s named executive officers in connection with the Merger was approved by Zygo’s stockholders. The final report of the votes for this proposal was as follows:

For	Against	Abstain	Broker Non-Votes
10,772,925	3,994,306	1,815,413	0

There were no other matters submitted to a vote of Zygo’s stockholders.

Item 8.01. Other Events.

On June 18, 2014, Zygo issued a press release announcing the results of the Special Meeting, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated June 18, 2014, issued by Zygo announcing the results of the Special Meeting.
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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zygo Corporation

By:	/s/ John P. Jordan John P. Jordan Vice President, Chief Financial Officer & Treasurer

Date: June 18, 2014

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated June 18, 2014, issued by Zygo announcing the results of the Special Meeting.

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